                                                                     EXHIBIT 4.2
                                                                     -----------


                               STARWAVE CORPORATION

                      1997 NONQUALIFIED STOCK OPTION PLAN

                              SECTION 1.  PURPOSE

1.1  BACKGROUND

     Pursuant to that certain Agreement and Plan of Reorganization dated as of June 18, 1998 (the "Reorganization Agreement"), by and among Infoseek Corporation, a California corporation ("Infoseek California"), Infoseek Corporation, a Delaware corporation ("Infoseek Delaware"), Starwave Corporation, a Washington corporation ("Starwave"), and Disney Enterprises, Inc., a Delaware corporation and the majority shareholder of Starwave ("DEI"), and the related Agreement and Plan of Merger by and among Starwave Acquisition Corp., a Washington corporation, Starwave, and Infoseek Delaware (the "Merger Agreement") dated as of June 18, 1998, Infoseek Delaware assumed the obligations of Starwave under the Starwave Corporation 1997 Nonqualified Stock Option Plan Amended and Restated as of March 7, 1995 ("the Plan"). This Plan is hereby amended and restated to reflect such assumption by Infoseek Delaware.

1.2  PURPOSE

     The purpose of the Plan is to enhance the long-term shareholder value of Infoseek Delaware and its Subsidiaries (as defined in Section 2) (collectively, the "Company"), by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of the Company to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and to acquire and maintain stock ownership in Infoseek Delaware.

                            SECTION 2.  DEFINITIONS

     For purposes of the Plan, the following terms shall be defined as set forth below:

2.1  BOARD

     "Board" means the Board of Directors of Infoseek Delaware.

2.2  CAUSE

     "Cause" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

2.3  CODE

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.
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2.4  COMMON STOCK

     "Common Stock" means the Common Stock, par value $.001 per share, of Infoseek Delaware.

2.5  CORPORATE TRANSACTION

     "Corporate Transaction" means any of the following events:

        (a) Consummation of any merger or consolidation of Infoseek Delaware in which Infoseek Delaware is not the continuing or surviving corporation, or pursuant to which shares of the Common Stock are converted into cash, securities or other property, if following such merger or consolidation the holders of Infoseek Delaware's outstanding voting securities immediately prior to such merger or consolidation own less than 66-2/3% of the outstanding voting securities of the surviving corporation; or

        (b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of Infoseek Delaware's assets other than a transfer of Infoseek Delaware's assets to a majority-owned subsidiary corporation of Infoseek Delaware.

2.6  DISABILITY

     "Disability" means "disability" as that term is defined for purposes of
Section 22(e)(3) of the Code.

2.7  EARLY RETIREMENT

     "Early Retirement" means early retirement as that term is defined by the Plan Administrator from time to time for purposes of the Plan.

2.8  EXCHANGE ACT

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.9  FAIR MARKET VALUE

     "Fair Market Value" shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on The Nasdaq National Market, the closing selling price for the Common Stock as reported by The Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing selling price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

2.10 GRANT DATE

     "Grant Date" means the date the Plan Administrator adopted the granting resolution or a later date designated in a resolution of the Plan Administrator as the date an Option is to be granted.

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2.11 INCENTIVE STOCK OPTION

     "Incentive Stock Option" means an Option to purchase Common Stock granted with the intention that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

2.12 NONQUALIFIED STOCK OPTION

     "Nonqualified Stock Option" means an Option to purchase Common Stock granted under Section 7 not intended to qualify as an Incentive Stock Option.

2.13 OPTION

     "Option" means the right to purchase Common Stock granted under Section 7.

2.14 OPTIONEE

     "Optionee" means (i) the person to whom an Option is granted; (ii) for an Optionee who has died, the personal representative of the Optionee's estate, the person(s) to whom the Optionee's rights under the Option have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 9; or (iii) person(s) to whom an Option has been transferred in accordance with Section 9.

2.15 PLAN ADMINISTRATOR

     "Plan Administrator" means the Board or any committee of the Board designated to administer the Plan under Section 3.1.

2.16 RETIREMENT

     "Retirement" means retirement as of the individual's normal retirement date under the Company's 401(k) Plan or other similar successor plan applicable to salaried employees or, if no such plan exists, as that term is defined by the Plan Administrator from time to time for purposes of the Plan.

2.17 SECURITIES ACT

     "Securities Act" means the Securities Act of 1933, as amended.

2.18 SUBSIDIARY

     "Subsidiary" means any entity that is directly or indirectly controlled by Infoseek Delaware or in which Infoseek Delaware has a significant ownership interest, as determined by the Plan Administrator in its sole discretion, and any entity that may become a direct or indirect parent of Infoseek Delaware.

2.19 SUCCESSOR CORPORATION

     "Successor Corporation" has the meaning set forth under Section 9.2.


                          SECTION 3.  ADMINISTRATION

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3.1  PLAN ADMINISTRATOR

     The Plan shall be administered by the Board or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board. If and so long as the Common Stock is registered under
Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator of the Plan with respect to any persons subject or likely to become subject to Section 16 under the Exchange Act the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code and (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible Optionees to different committees, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

3.2  ADMINISTRATION AND INTERPRETATION BY THE PLAN ADMINISTRATOR

     Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Options under the Plan, including the selection of individuals to be granted Options, number of shares of Common Stock subject to an Option, all terms, conditions, restrictions and limitations, if any, of an Option and the terms of any instrument that evidences the Option. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

                     SECTION 4. STOCK SUBJECT TO THE PLAN

4.1  AUTHORIZED NUMBER OF SHARES

     Subject to adjustment from time to time as provided in Section 9.1, a maximum of 4,845,917 shares of Common Stock, or such lesser number of shares as are subject to Options under the Plan on the date of the merger of Starwave Acquisition Corp. with and into Starwave as contemplated by the Reorganization Agreement and the Merger Agreement, shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares.

4.2  REUSE OF SHARES

     Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option to the extent it is exercised for or settled in shares) shall again be available for issuance in connection with future grants of Options under the Plan.


                            SECTION 5.  ELIGIBILITY

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     Options may be granted under the Plan to those officers, directors and key employees of the Company and as the Plan Administrator from time to time selects. Options may also be granted to consultants, agents, advisors and independent contractors who provide services to the Company.

                              SECTION 6.  AWARDS

6.1  FORM AND GRANT OF OPTIONS

     The Plan Administrator shall have the authority, in its sole discretion, to determine the awards to be made under the Plan. Such awards shall be Nonqualified Stock Options and not Incentive Stock Options. Options may be granted singly or in combination.

6.2  ACQUIRED COMPANY OPTIONS

     Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Options under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Option is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such Options shall be deemed to be Optionees.

                  SECTION 7.  TERMS AND CONDITIONS OF OPTIONS

7.1  GRANT OF OPTIONS

     The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Nonqualified Stock Options which shall be appropriately designated.

7.2  OPTION EXERCISE PRICE

     The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator.

7.3  TERM OF OPTIONS

     The term of each Option shall be as established by the Plan Administrator or, if not so established, shall be 10 years from the Grant Date.

7.4  EXERCISE OF OPTIONS

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which or the installments in which the Option shall become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option will become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

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 Period of Optionee's Continuous Employment
    or Service With the Company From the       Portion of Total Option
              Option Grant Date                  That Is Exercisable
              -----------------                  -------------------

                After 1 year                            25%

Each one-month period of continuous service
            completed thereafter                 An additional 1/48
            --------------------                 ------------------
               After 4 years                            100%


     To the extent that the right to purchase shares has accrued thereunder, an Option may be exercised from time to time by written notice to the Company, in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised and accompanied by payment in full as described in Section 7.5. The Plan Administrator may determine at any time that an Option may not be exercised as to less than 100 shares at any one time (or the lesser number of remaining shares covered by the Option).

7.5  PAYMENT OF EXERCISE PRICE

     The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check, or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, a combination of cash and/or check (if any) and one or both of the following alternative forms: (a) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) Common Stock already owned by the Optionee for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price or (b) if and so long as the Common Stock is registered under
Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and
(ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board. In addition, to the extent permitted by the Plan Administrator in its sole discretion, the exercise price for shares purchased under an Option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section 7.5, by such other consideration as the Plan Administrator may permit.

7.6  POST-TERMINATION EXERCISES

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option will continue to be exercisable, and the terms and conditions of such exercise, if an Optionee ceases to be employed by, or to provide services to, the Company, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option will be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time.

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     In case of termination of the Optionee's employment or services other than by reason of death or Cause, the Option shall be exercisable, to the extent of the number of shares purchasable by the Optionee at the date of such termination, only (a) within 120 days if the termination of the Optionee's employment or services are coincident with Retirement, Early Retirement at the Company's request or Disability or (b) within three months after the date the Optionee ceases to be an employee, director, officer, consultant, agent, advisor or independent contractor of the Company if termination of the Optionee's employment or services is for any reason other than Retirement, Early Retirement at the Company's request or Disability, but in no event later than the remaining term of the Option. Any Option exercisable at the time of the Optionee's death may be exercised, to the extent of the number of shares purchasable by the Optionee at the date of the Optionee's death, by the personal representative of the Optionee's estate, the person(s) to whom the Optionee's rights under the Option have passed by will or the applicable laws of descent and distribution or the beneficiary designated pursuant to Section 8 at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option. Any portion of an Option that is not exercisable on the date of termination of the Optionee's employment or services shall terminate on such date, unless the Plan Administrator determines otherwise. In case of termination of the Optionee's employment or services for Cause, the Option shall automatically terminate upon first notification to the Optionee of such termination, unless the Plan Administrator determines otherwise. If an Optionee's employment or services with the Company are suspended pending an investigation of whether the Optionee shall be terminated for Cause, all the Optionee's rights under any Option likewise shall be suspended during the period of investigation.

     A transfer of employment or services between or among the Company shall not be considered a termination of employment or services. The effect of a Company-approved leave of absence on the terms and conditions of an option shall be determined by the Plan Administrator, in its sole discretion.

                           SECTION 8.  ASSIGNABILITY

     No Option granted under the Plan may be assigned or transferred by the Optionee other than by will or by the laws of descent and distribution, and during the Optionee's lifetime, such Options may be exercised only by the Optionee or a permitted assignee or transferee of the Optionee (as provided below). Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit an Optionee to designate a beneficiary who may exercise the Option after the Optionee's death; provided, however, that any Option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Option.

                            SECTION 9.  ADJUSTMENTS

9.1  ADJUSTMENT OF SHARES

     In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a cash dividend, or other change in Infoseek Delaware's corporate or capital structure results in
(a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of Infoseek Delaware or of any other corporation or (b) new, different or additional securities of Infoseek Delaware or of any other corporation being received by the holders of shares of Common Stock of Infoseek Delaware then the Plan Administrator, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in (i) the maximum number and class of securities subject to the Plan as set forth in
Section 4.1, and (ii) the number and class of securities that are subject to any outstanding Option and the

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per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

9.2  CORPORATE TRANSACTION

     (a) Except as otherwise provided in the instrument that evidences the Option, in the event of any Corporate Transaction in which shareholders of the Company receive capital stock of a successor corporation or parent thereof (the "Successor Corporation") in exchange for their shares of Common Stock, each Option that is at the time outstanding shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested, except that such acceleration will not occur, if in the opinion of Infoseek Delaware's accountants, it would render unavailable "pooling of interest" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment. Such Option shall not so accelerate, however, if such Option is assumed or an equivalent Option is substituted by the Successor Corporation. All such Options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation.

     (b) Except as otherwise provided in the instrument that evidences the Option, in the event of a proposed dissolution or liquidation of Infoseek Delaware, outstanding Options will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Plan Administrator. In such a situation, the Plan Administrator is authorized to accelerate each Option so that each Option becomes 100% vested.

9.3  FURTHER ADJUSTMENT OF OPTIONS

     Subject to the preceding Section 9.2, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of Infoseek Delaware, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to Optionees, with respect to Options. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Options so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Optionees, to certain categories of Optionees or only to individual Optionees. The Plan Administrator may take such actions before or after granting Options to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

9.4  LIMITATIONS

     The grant of Options will in no way affect Infoseek Delaware's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                          SECTION 10.  WITHHOLDING

     The Company may require the Optionee to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the exercise of any Option. Subject to the Plan

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and applicable law and unless the Plan Administrator determines otherwise, the
Optionee may satisfy withholding obligations, in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any shares of Common Stock issuable pursuant to an Option or from any cash amounts otherwise due or to become due from the Company to the Optionee an amount equal to such taxes. The Company may also deduct from any Option any other amounts due from the Optionee to the Company.

                SECTION 11.  AMENDMENT AND TERMINATION OF PLAN

11.1 AMENDMENT OF PLAN

     The Plan may be amended only by the Board as it shall deem advisable; however, shareholder approval will be required for any amendment that will require shareholder approval under any applicable law or regulation.

11.2 TERMINATION OF PLAN

     Infoseek Delaware's shareholders or the Board may suspend or terminate the Plan at any time. The Plan will have no fixed expiration date.

11.3 CONSENT OF OPTIONEE

     The amendment or termination of the Plan shall not, without the consent of the Optionee, materially impair or diminish any rights or obligations under any Option theretofore granted under the Plan.

                             SECTION 12.  GENERAL

12.1 OPTION AGREEMENTS

     Options granted under the Plan shall be evidenced by a written agreement which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with the Plan.

12.2 CONTINUED EMPLOYMENT OR SERVICES; RIGHTS IN OPTIONS

     None of the Plan, participation in the Plan as an Optionee or any action of the Plan Administrator taken under the Plan shall be construed as giving any Optionee or employee of the Company any right to be retained in the employ of the Company or limit the Company's right to terminate the employment or services of the Optionee.

12.3 REGISTRATION; CERTIFICATES FOR SHARES

     Infoseek Delaware shall be under no obligation to any Optionee to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any

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shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. Infoseek Delaware may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for Infoseek Delaware deems necessary or desirable for compliance by Infoseek Delaware with federal and state securities laws.

     Inability of Infoseek Delaware to obtain, from any regulatory body having jurisdiction, or from any stock exchange or the National Association of Securities Dealers, Inc., the authority deemed by Infoseek Delaware's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve Infoseek Delaware of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

     As a condition to the exercise of an Option under the Plan, Infoseek Delaware may require the Optionee to represent and warrant at the time of any such exercise or receipt that such shares are being purchased only for the Optionee's own account and without any present intention to sell or distribute such shares if, in the opinion of counsel for Infoseek Delaware, such a representation is required by any relevant provision of the aforementioned laws. At the option of Infoseek Delaware, a stop-transfer order against any such shares may be placed on the official stock books and records of Infoseek Delaware and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for Infoseek Delaware) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Plan Administrator may also require such other action or agreement by the Optionees as may from time to time be necessary to comply with the federal and state securities laws.

12.4 NO RIGHTS AS A SHAREHOLDER

     No Option shall entitle the Optionee to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Option, free of all applicable restrictions.

12.5 COMPLIANCE WITH LAWS AND REGULATIONS

     It is Infoseek Delaware's intention that, if and so long as any of Infoseek Delaware's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with such Rule 16b-3, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Optionees who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Optionees.

12.6 NO TRUST OR FUND

     The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts,

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or to make any special deposits for any immediate or deferred amounts payable to any Optionee, and no Optionee shall have any rights that are greater than those of a general unsecured creditor of the Company.

12.7 SEVERABILITY

     If any provision of the Plan or any Option is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Option under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option, and the remainder of the Plan and any such Option shall remain in full force and effect.

                          SECTION 13.  EFFECTIVE DATE

     The Plan's effective date is the date on which it is adopted by the Board of Starwave.

Adopted by the Board on June 3, 1997.


                    PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS

  Date of
 Adoption/
 Amendment/
 Adjustment                     Section                   Effect of Amendment
------------                    -------                   -------------------

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